Exhibit (A)(5)(B)

Doral Financial Convertible Preferred Offer to Exchange October 2009

2 Executive Summary Doral Financial is pursuing its current offer to exchange in order to further optimize its balance sheet in light of the current economic environment in Puerto Rico In addition to pursuing the offer to exchange, we are also soliciting consent from our convertible preferred holders to amend certain provisions of the convertible preferred indenture as currently drafted, we are, in general, prevented from pursuing any exchange of our outstanding perpetual preferred stock while the dividend of our convertible preferred stock is in arrears by amending this provision, Doral will be free to provide an offer to exchange our outstanding perpetual preferred stock into common stock Notwithstanding our positive 2Q results, Doral remains committed to preserving liquidity given regulatory restriction and the potential for further deterioration in the Puerto Rico economy as such, we currently do not foresee resuming payments on any series of our preferred stock We believe, given the current market, our offer to exchange offers an attractive liquidity option and an ability to participate in our growth for current holders of our convertible preferred for those who do not participate, the consent solicitation will potentially allow for incremental equity support for their existing holdings

Executive Summary Q2.2009 Key Facts Q2.2009 Key Facts Branches 35 Assets $9.8BN Loans $5.5BN Deposits $4.1BN Tier 1 Common Ratio 6.95% Net Interest Margin 168bps Doral serves over 400,000 customers through 35 branch locations across Puerto Rico Loans Receivable Portfolio Mix (6/30/2009) Mortgage 70% Land 2% Consumer / Other 2% Construction 9% Commercial 17%

4 Key Transaction Goals Goal Comment Balance Sheet Optimization Reduce our future dividend obligations thereby preserving liquidity in the current environment Improve the composition of our capital structure given the increased regulatory focus on voting common equity as the dominant component of Tier 1 Consent Solicitation Allow for Doral to potentially offer its perpetual preferred holders an opportunity to exchange their holding into common stock Provide for further capital support for the remaining holders of the convertible preferred holders to the extent that they do not participate in the current exchange

Issuer Doral Financial (NYSE: DRL) Exchange Size Up to $100 million Targeted Security Common Stock Pricing $4.25 per share Proration The Targeted Security will be subject to proration a maximum of 8.2 million common shares issuable Expiration Date November 20, 2009 Dealer Manager UBS Investment Bank Exchange Offer Summary 4.75% Cumulative Perpetual Convertible Preferred Stock $270.3 million $85.70 / 35% Security Liquidation Preference Exchange Value Offered ($ per share / as % of par)

Pricing Considerations Comment Trading Activity Our convertible preferred stock trades highly infrequently with the last transaction recorded on Bloomberg on October 5 (4,250 shares) Dividends We have announced publicly that we have no intention of re-instating our dividend in the foreseeable future, based on, among other things, a key regulatory focus on our liquidity position Warrant Value The embedded option in our convertible preferred stock is substantially out of the money Strike price of $975 per share as adjusted for our reverse stock split Upside Limitation Our convertible preferred stock is a perpetual equity instrument A holder's total return may be limited in relation to common stock holders Holders of our convertible preferred stock are subject to the same "tail risk" as our common stock holders Liquidity/Exit We are under no requirement to "pay out" our holders in full at anytime We do not anticipate a cash tender for these securities at this time or in the fforeseeable future

Pricing Considerations The analysis below illustrates the implied pricing of our convertible preferred based on a range of discount rates and assumes a 2015 exit at 10% yield or 47.5% of par, including cumulative dividend Based on a potential "liquidity event" in 2015 (e.g. traded/sale) in which our preferred stock may trade up to the levels of an acquirer, under no require rate of return assumption does the theoretical value of our preferred stock exceed our offered exchange price of 35% of par Implied Convertible Preferred Pricing 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% 30.0% 35.0% 40.0% 10% 15% 20% 25% 30% 35% 40% 45% 50% Discount Rate (%) Converitble Preferred Pricing (%) Theoretical Price Exchange Price Offered

Pricing Considerations Liquidity in our convertible preferred stock, along with all series of our preferred stock, has been very low, particularly after the suspension of dividends last spring Trading in our preferred stock has been highly sporadic with the most recent trade on October 5 of 4,250 shares valued at $234k-previous trade on May 8 of 300 shares values at $21k Only $6MM of convertible preferred stock has traded YTD ($46MM face value) By contrast our common stock is a liquid security listed on a registered exchange with an average daily volume of 170k shares valued at approximately $600k per day Convertible Preferred Pricing History YTD - 20.00 40.00 60.00 80.00 100.00 120.00 140.00 1/1/2009 2/25/2009 4/21/2009 6/16/2009 8/10/2009 10/5/2009 Price ($) $87.50 (35% of Par) = Exchange Value Offered $19.49 (8% of Par) = Volume Weighted Average Price YTD $55.00 (22% of Par)

Pro Forma Impact of Exchange Offer ($mm) 2Q 2009 Adjustments Pro Forma Total Assets 9,754.4 - 9,749.4 Goodwill 5.5 - 5.5 Preferred Equity (Series A, B, C) 197.4 - 197.4 Preferred Equity (Convert) 270.3 (100.0) 170.3 Common Equity 366.3 100.0 461.3 Tangible Common Equity 360.7 100.0 455.7 Tangible Assets 9,748.9 - 9,743.9 Shares Outstanding (mm) 57.8 8.2 66.0 Book Value per Share ($) 6.34 0.72 7.06 Tangible Book Value per Share ($) 6.25 0.73 6.98 TCE/TA (%) 3.70 1.03 4.73 Tier 1 Common (%) 6.08 1.54 7.62 The following pro forma financials are based on an participation level of $100MM at the proposed pricing level

Pro Forma Impact of Exchange Offer Potential Pro Forma Impact $100mm increase in Tier 1 common capital $861 million Tier 1 Capital Tier 1 13.9% 13.9% Tier 1 Common 6.08% 7.62% 54% 46% 43% 57% The proposed transaction is expected to improve our capital structure so that tier 1 common equity will be the dominant component of our tier 1 capital

Exchange Offer Timeline 10/19 10/26 11/2 11/9 11/20 11/25 8/26 Announced exchange and filed preliminary S-4 10/19 Launch exchange period (20 days) 11/20 Exchange period ends 11/25 Exchange settlement Note: Subject to change SEC Comment Period 8/26 8 / 2 6 Announce exchange and file preliminary S - 4 10/1 9 Launch exchange period (20 days) 11/ 20 Exchange period ends 11/ 25 Exchange settlement

Disclaimer Important Additional Information about the Preferred Stock Exchange Offer Important Additional Information about the Convertible Preferred Stock Exchange Offer This presentation is provided for informational purposes only and is neither an offer to exchange nor a solicitation of an offer to sell Doral common or preferred stock. The offer to exchange Doral's Convertible Preferred Stock is only being made pursuant to the Registration Statement on Form S-4, as amended (including the prospectus, the letter of transmittal and related offer documents), filed with the SEC on October 20, 2009. Holders of the Convertible Preferred Stock must make their own decision whether to tender shares in the exchange offer, and, if so, the liquidation amount of Convertible Preferred Stock to tender. Neither Doral, the dealer manager, the information agent, the exchange agent nor any other person is making any recommendation as to whether or not holders of the Convertible Preferred Stock should tender their shares of Convertible Preferred Stock for exchange in the exchange offer. The exchange offer is scheduled to expire at 11:59 p.m., New York City time, on November 20, 2009, unless extended. Investors and security holders are urged to read the prospectus (including the related letter of transmittal) and any amendments or supplements thereto and any other documents relating to the exchange offer that are filed with the SEC carefully and in their entirety because they contain important information. Investors and security holders can obtain free copies of any such documents filed with the SEC by Doral at www.doralfinancial.com and through the web site maintained by the SEC at www.sec.gov. Free copies of any such documents can also be obtained by directing a request to Doral's information agent, MacKenzie Partners, Inc at (800) 322-2885

Appendix

U. S. Economic Environment Has Deteriorated Sharply Since 2008 14 Developments Leading to Exchange Offer- Unprecedented Business Environment U.S. recession longest since Great Depression Severe output contraction; sharp declines in GDP Increase in U.S. unemployment rate has exceeded expectations by substantial margin Massive correction in home values Widespread credit deterioration Puerto Rico Recession Longest on Record Unemployment rate of 14.4% Further distress in manufacturing and commercial sector Oil-dependent economy Expected government layoffs to having a major impact Construction sector under substantial stress U.S, Unemployment Rate Source: U.S. Department of Labor: Bureau of Labor Statistics 3% 4% 5% 6% 7% 8% 9% 10% 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 U.S. Real GDP % change annualized -7.0% -5.0% -3.0% -1.0% 1.0% 3.0% 5.0% Q2 07 Q3 07 Q4 07 1Q 08 2Q 08 3Q 08 4Q 08 Q1 09 S&P/Case Schiller Home Price Indices 100 120 140 160 180 200 220 240 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 CSXR-SA SPCS20R-SA

15 Puerto Rico Economic Forecast Puerto Rico's economic instability continues as layoffs accelerate and government employment declines. The government announced 17,000 lay-offs resulting in a one-day national strike. Government budget deficits will impact tax burden and public sector employment. The outlook depends on the success of government regulatory reforms. A strong economic recovery remains unlikely. Federal stimulus money may moderate but will not reverse trends. Latest forecast shows continued deterioration in output, employment, income, construction, mortgage volume and bankruptcies. Outlook is further economic deterioration in 2010. Source: Moody's Economy.com (September Report) 2006 2007 2008 Indicators 2009 2010 2011 67.1 65.8 64.1 Gross state product ($B) 60.7 59.9 62.5 1,041 1,028 1,010 Total employment (000) 981 977 991 10.4 10.9 11.5 Unemployment rate 15.2 16.7 13.7 2.8 5.1 6.6 Personal income growth (1.8) (1.3) 0.4 10,691 7,475 6,787 Single-family permits 4,826 3,858 3,627 4,027 4,672 2,364 Multi-family permits 1,781 1,306 1,339 8,828 7,375 5,620 Mortgage originations ($MM) 4,084 2,317 1,802 5,248 7,510 8,733 Personal Bankruptcies 9,941 10,212 9,760